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                                                                    EXHIBIT 21.0

                                  SUBSIDIARIES
                                 (AS OF 3/1/00)

Northeast Graphics Inc.
The Wessel Company, Inc.
The Lanman Companies, Inc.
Lanman Lithotech, Inc.
Central Florida Press, L.L.C.
RAI, Inc.
KRI, Inc.
World Color Book Services, Inc.
Shea Communications Company
The Johnson & Hardin Co.
Magna Graphic, Inc.
Century Graphics Corporation
Dittler Brothers, Incorporated
Acme Printing Company, Inc.
Great Western Publishing, Inc.
Infiniti Graphics, Inc.
World Color Systems, Inc.
World Color Tennessee, Inc.
WCX, L.L.C.
WCY, L.L.C.
WCZ, L.L.C.
KRI TN, L.P.
KRI Dresden, Inc.
UP/Graphics, Inc.
Packaging Graphics Corporation
Nimrod Press, Inc.
Metroweb Acquisition L.P.
Quebecor World Detroit, Inc.
World Color Logistics, Inc.
Downey Printing / Waukee, Inc.
WCP-D, Inc.